EXHIBIT 10.5

AGREEMENT REGARDING CHRS SUBSIDIARY PRIVATE LABEL PLANS

THIS AGREEMENT is made as of this 12th day of August, 2009 (the “Effective Date”) by and between Charming Shoppes, Inc., with its principal office at 450 Winks Lane, Bensalem, PA  19020 (hereinafter referred to as “CHRS”), and World Financial Network National Bank, a national banking association, with its principal office at 3100 Easton Square Place, Columbus, Ohio 43219, (hereinafter referred to as “Bank”).

WITNESSETH:

WHEREAS the Bank has entered into Private Label Credit Card Plan Agreements effective as of same date herewith respectively with each of the CHRS Subsidiaries (defined below) (the “Plan Agreements”), to issue credit card accounts which will allow the customers of such CHRS Subsidiaries to purchase goods using funds advanced by the Bank; and

WHEREAS Bank and CHRS wish to enter into this Agreement to document certain obligations and responsibilities with respect to Bank and CHRS.

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Bank and CHRS agree as follows.

1.      Definitions.  Each term used herein which is not defined herein shall have the meaning assigned to such term in the Plan Agreements.

“Applicable Law” shall mean any applicable federal, state or local law, rule, or regulation.

           “Business Day” shall mean any day, except Saturday, Sunday or a day on which banks in Ohio are required to be closed.

           “CHRS Subsidiaries” shall mean Lane Bryant, Inc., Fashion Bug Retail Companies, Inc., Catherines Stores Corporation, Outlet Division Management Co., Inc., Petite Sophisticate, Inc., and Sierra Nevada Factoring, Inc. as long as (i) such companies are wholly owned subsidiaries of CHRS, and any successors of such companies (as long as such successors are wholly owned subsidiaries of CHRS) and (ii) the assets comprising such companies’ retail women’s apparel businesses are directly or indirectly owned by CHRS.

“Plan” shall mean a private label credit card program established and administered by Bank for a CHRS Subsidiary by virtue of one of the Plan Agreements.

“Plans” shall mean collectively all of the private label credit card programs established and administered by Bank for all CHRS Subsidiaries by virtue of the Plan Agreements.

“Plan Agreement” shall mean a Private Label Credit Card Plan Agreement entered into by Bank and each of the CHRS Subsidiaries as of the same date herewith.

2.      Payments to CHRS. Bank shall pay to CHRS the amounts set forth in Schedule 2 attached hereto in accordance with the provisions of such Schedule.

3.      Term. This Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the parties and shall remain in effect for ten (10) years (the “Initial Term”), and automatically renew for successive eighteen (18) month terms (each a “Renewal Term”) thereafter, unless either party provides the other with at least twelve (12) month's written notice of its intention to terminate the Agreement prior to the expiration of the Initial or then current Renewal Term, or unless otherwise terminated as provided herein.  The Initial Term plus any Renewal Terms shall constitute the “Term” of this Agreement.  Notwithstanding the foregoing, this Agreement shall terminate automatically upon the termination or expiration of all Plan Agreements or at such time as all CHRS Subsidiaries cease to be subsidiaries of CHRS.  Either party may terminate this Agreement with notice if the other party shall default in the performance of or compliance with any material term contained in this Agreement and such defaulting party has not remedied the default within thirty (30) days (ten (10) days in the case of payment defaults) after written notice thereof has been received by the defaulting party.

4.           CHRS Operating Committee. The parties hereby establish a CHRS Operating Committee, which shall act and be governed by the following provisions.

(a)           Establishment of the CHRS Operating Committee.  The CHRS Operating Committee shall provide strategic guidance with respect to certain aspects of the Plans by majority vote.

(b)           Composition of the CHRS Operating Committee. The CHRS Operating Committee shall consist of eight (8) members, four (4) to be designated by CHRS, and four (4) to be designated by Bank. The parties agree that its members shall be designated within sixty (60) days following the Effective Date, and its members shall be comprised of executive-level representation of the following: oversight of the Plans; Operations; Marketing; and Finance.  Either party may substitute one of its members upon written notice to the other.

(c)           Functions of the CHRS Operating Committee. The functions of the CHRS Operating Committee shall include, without limitation:

• Review and discuss performance of the Plans, including but not limited to the Service Standards, as well as major trends and projections in areas such as Account applications, volume, approval rates, activation rates, credit penetration, Credit Card utilization and enhanced capabilities;

•     Review and discuss the cardholder value propositions, including any proposed changes;

•   Review and discuss the payments required by Bank to CHRS pursuant to this Agreement; and

•   Such other functions as agreed upon by both CHRS and Bank.

(d)           Proceedings of the CHRS Operating Committee.  The CHRS Operating Committee shall meet in person (unless all CHRS Operating Committee members agree to meet telephonically) not less frequently than quarterly, and at a location to be rotated between the parties’ respective offices.  The CHRS Operating Committee shall determine the frequency, place (in the case of meetings in person) and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereafter.  Either party may call a special meeting of the Operating Committee at any time as mutually agreed to by the Operating Committee, or on reasonable prior notice in the event of a default by the other party under this Agreement.  Any such special meeting shall be held at the location of the party that did not call the special meeting to order.

(e)           Dispute Resolution. If there is an issue on which the CHRS Operating Committee cannot agree, then the CHRS Operating Committee shall refer the dispute or disagreement to a senior executive officer at Bank and a senior executive officer at CHRS who shall meet and attempt in good faith to resolve such dispute or disagreement.  Each senior executive officer must have authority to settle such dispute or disagreement and be at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the dispute or disagreement.  If the parties cannot agree to a resolution after a meeting of the senior executive officers, the provisions of Section 6 (p) shall control the resolution of any such dispute.

5.           Addition of New Businesses.

           (a)           General:  If CHRS internally develops a new business or acquires another pre-existing business that does not fall within the definition of Sales Channels as set forth in Section 1.1 of the Plan Agreements, such business shall be referred to as a “New Business”, and CHRS shall promptly notify Bank in writing of the existence of the New Business. For purposes of this Section 5, the following terms shall have the following meanings: (i) “acquires” includes but is not limited to acquisition through merger, consolidation, or other business combination. (ii) “business” includes but is not limited to divisions, marketing and selling channels, catalogues, Internet sites and separate entities (whether or not Affiliates), and (iii) “Credit Program” shall mean a credit card program or other Financial Product which would be prohibited under Section 3.10 of the Plan Agreements, were it not for the specific exception described in this Section 5.

           (b)           New Business; No Existing Credit Program. If the New Business has no pre-existing Credit Program and CHRS desires to establish a Credit Program in connection with such New Business, provided no Company Termination Event (as defined in the Plan Agreements) has occurred in the prior twelve month period, Bank shall have the right of first offer with respect to a Credit Program for such New Business for a period of ninety (90) days.  If Bank advises CHRS in writing that it elects not to offer a Credit Program for such New Business on terms and conditions acceptable to CHRS, then CHRS shall have the right to select another provider for such New Business, provided that the terms are no less favorable to CHRS than those offered by Bank above. In the event CHRS selects another provider, the CHRS Subsidiaries (other than the New Business) shall not be permitted to accept the New Business’ Credit Program with respect to CHRS Subsidiaries’ Sales Channels and the New Business shall have no rights to participate in the Plans.

           (c)           New Business; Existing Credit Program.

           (i)           The following provisions shall apply if the New Business offers an existing Credit Program and the New Business itself is both the subject retailer and the issuer/provider thereof.  With respect to the administration of such Credit Program, CHRS may elect to (1) retain the administration of such Credit Program, or (2) provided no Company Termination Event has occurred in the prior twelve month period, to select another provider for such New Business; provided, however that Bank shall have the right of first offer with respect to a Credit Program for such New Business pursuant to the provisions of paragraph (b) above.  In the event CHRS retains the administration of such Credit Program or selects another provider, the CHRS Subsidiaries (other than the New Business) shall not be permitted to accept the New Business’ Credit Program with respect to CHRS Subsidiaries’ Sales Channels and the New Business shall have no rights to participate in the Plans.

           (ii)           The following provisions shall apply if the New Business offers an existing Credit Program through a contract with an unaffiliated third-party provider other than Bank. CHRS shall have the right, in its sole discretion, to (1) continue its contractual relationship with the unaffiliated third-party issuer/provider, (2) purchase and operate such Credit Program itself; or (3) provided no Company Termination Event has occurred in the prior twelve month period, to select another provider for such New Business; provided, however that Bank shall have the right of first offer with respect to a Credit Program for such New Business pursuant to the provisions of paragraph (b) above. In the event CHRS continues its contractual relationship with the unaffiliated third-party issuer/provider, assumes the administration of such Credit Program itself or selects another provider other than Bank, the CHRS Subsidiaries (other than the New Business) shall not be permitted to accept the New Business’ Credit Program with respect to CHRS Subsidiaries’ Sales Channels and the New Business shall have no rights to participate in the Plans.

(iii)           If the New Business offers an existing Credit Program through an existing contract with Bank, Bank and CHRS shall assess and mutually agree whether to integrate the Credit Program into one of the Plan Agreements and Plans, or to operate such Credit Program separately under the then existing Bank agreements (and whether to permit Cross Shopping).  Provided, however, that if Bank does not integrate the Credit Program for such New Business into a Plan Agreement and Plan, nor amend such Plan Agreement to permit Cross Shopping, then the CHRS Subsidiaries (other than the New Business) shall not be permitted to accept the New Business’ Credit Program with respect to CHRS Subsidiaries’ Sales Channels and the New Business shall have no rights to participate in the Plans.

6.           Miscellaneous.

(a)           Entire Agreement. This Agreement and all schedules and exhibits hereto which are incorporated herein, constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

(b)           Coordination of Public Statements.  Except as required by Applicable Law, neither party will make any public announcement of this Agreement or provide any information concerning this Agreement to any representative of any news, trade or other media without the prior approval of the other party.  Neither party will respond to any inquiry from any public or governmental authority, except as required by Applicable Law, concerning this Agreement or the Plans without prior consultation and coordination with the other party.

(c)           Amendment.  Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

(d)           Successors and Assigns.  This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns.  Either party may assign its rights and obligations under this Agreement.

(e)           Waiver.  No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing.  No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

(f)            Severability.  If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

(g)           Notices.  All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank:	If to CHRS:
3100 Easton Square Place	450 Winks Lane
Columbus, OH 43219	Bensalem, PA 19020
Attn.: President	Attn.: President

With a Copy to:	With a Copy to:
General Counsel	General Counsel

(h)           GOVERNING LAW.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICTS OF LAW. EACH PARTY HEREBY WAIVES IT RIGHT TO A JURY TRIAL.

(i)           Survival.  No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination.  No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections and their corresponding schedules: Section 6 and Section 7.

(j)           Confidentiality and Security Control

(i)           Confidential Information. Except as specifically provided in this Section 6 (j), neither party shall disclose any Confidential Information (defined below) which it learns as a result of negotiating or implementing this Agreement. “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other party or their customers including, without limitation: Consumer Personal Information, the terms and conditions of this Agreement (as well as proposed terms and conditions of any amendments, renewals, or extensions of this Agreement) any proposed and/or agreed upon terms and conditions of the Plan Agreements, customer lists, sales volumes, test results, and results of marketing programs, reports and files generated by Bank (in the case of Bank), trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information (including but not limited to intellectual property) of every kind that relates to the business of either party.

However, the definition of “Confidential Information” specifically excludes information which:

(a)           is generally known to the trade or to the public at the time of such disclosure; or

(b)           becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section 6 (j); or

(c)           is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(d)           is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(ii)           Other Protected Information. The use and/or disclosure of any Consumer Personal Information shall be subject to Applicable Law, and this Section 6 (j).

(iii)           Permitted Uses and Disclosures. Nothing in this Section 6 (j) shall be interpreted to mean that a party is restricted with respect to the use or disclosure of Confidential Information which it owns. The parties may also disclose any Consumer Personal Information or Confidential Information under the following circumstances.  First, to the extent disclosure is required by Applicable Law.  Second, to the extent disclosure is both permitted by Applicable Law and either necessary for the performance of the disclosing party’s obligation under this Agreement and/or agreed to in writing by the other party, provided that:  (i) prior to disclosing any such information to any third party, the party making the disclosure (to the third party) shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement (whole or partial) with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under Applicable Law.

(iv)    Protecting Disclosed Information. When, pursuant to subsection (iii) above, one party discloses the other party’s Confidential Information or Consumer Personal Information to the disclosing party’s Affiliate or a third-party, the disclosing party shall be responsible for ensuring that such disclosure complies with Applicable Law.  Furthermore, the disclosing party shall ensure that the Affiliate or third-party (other than a governmental agency such as the SEC) executes a confidentiality agreement provided by or approved in writing by the non-disclosing party, and that it keeps all such information in confidence.  Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s Consumer Personal Information or Confidential Information shall protect the privacy of such information.  Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.  The provisions of this Section 6 (j) will survive termination or expiration of this Agreement.

           (v)           Protecting Stored Information.  Each party shall establish commercially reasonable controls to ensure the confidentiality of any Consumer Personal Information and the other’s Confidential Information.  Each party shall also ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules, and regulations.  Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of any Consumer Personal Information and the other’s Confidential Information, (ii) protect against any threats or hazards to the security and integrity of such information, (iii) protect against any unauthorized access to or use of such information, and (iv) properly dispose of any Consumer Personal

Information as required under Applicable Law.  A party shall promptly notify the other in the event it believes, or has reason to believe, that a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to Consumer Personal Information.  Such party shall estimate the intrusion’s affect and shall specify the corrective action taken and to be taken by such party.  Additionally, the party incurring the breach or intrusion shall be responsible for the Losses related to such breach and shall indemnify the other party for any Losses such other party suffers as a result of such data breach/intrusion which in the case of unauthorized disclosure of Consumer Personal Information shall include, without limitation any Losses related to claims brought against the non-breaching party by such consumers related to such unauthorized disclosure, costs of any and all required notifications of such breach to the affected consumers and the costs of any credit or identify theft monitoring products.

           (vi)           Upon expiration or termination of this Agreement, except to the extent CHRS or a CHRS Subsidiary has acquired the subject portfolios (with respect to the purchased information only and not Bank’s other Confidential Information), CHRS shall take appropriate measures to destroy or remove from its systems Bank’s Confidential and Consumer Personal Information, whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of CHRS, including a compilation of such records.  Additionally, upon expiration or termination of this Agreement Bank shall take appropriate measures to destroy or remove (according to CHRS’ direction) from its systems CHRS’ Confidential Information.

           (k)           Taxes.  CHRS will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all goods and/or services provided by Bank under this Agreement.  The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection with this Agreement, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).  All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

           (l)           Inspection.  Bank will permit, once per calendar year, unless CHRS has reasonable cause to request more frequent access, authorized representatives designated by CHRS, at CHRS's expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to the payment calculations by Bank to CHRS pursuant to Schedule 2, and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at such reasonable times during normal business hours.

           (m)           Relationship of Parties.  This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

           (n)           Mutual Drafting.  This Agreement is the joint product of CHRS and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of CHRS and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

           (o)           No Third Party Beneficiaries.  The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

           (p)           Arbitration.

                      (i)  Scope of Arbitration.  Any dispute, controversy or claim of any and every kind or type, whether based on contract, tort, statute, regulations or otherwise, arising out of, in connection with or relating in any way to this Agreement, the relationship of the parties, the obligations of the parties or the operations carried out under this Agreement, including without limitation any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement, that cannot be resolved through dispute resolution efforts made in good faith between senior management of the parties shall be resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes among the parties relating to the transactions that are the subject of the Agreement.

           (ii) Arbitration Notice.  If a dispute has not been resolved within thirty (30) days after the senior management representatives of each party commence to engage in a dispute resolution procedure, then either party may initiate arbitration proceedings by giving written notice (an “Arbitration Notice”) to the other party referencing the dispute and requesting that the dispute be submitted for arbitration in accordance with this Section 6 (p).

           (iii) Administration of Arbitration. The arbitration is to be administered by the American Arbitration Association (the “AAA”) and is to be conducted in accordance with the Commercial Arbitration Rules of the AAA.  Such arbitration shall be conducted in either Columbus, Ohio or Philadelphia, Pennsylvania or such other location as the parties shall mutually agree.

           (iv) Arbitration Expenses.  Each party shall pay for one-half of the arbitration expenses, including arbitrator fees and expenses, except that the party initiating a claim for arbitration shall be responsible for paying the filing fees associated with initiating such claim.  Each party shall be responsible for paying its own attorney and expert fees and costs; provided however that if the arbitrators determine that one party is the prevailing party in such arbitration, the arbitrators may, as a part of its award, require the non-prevailing party to pay the costs and fees (including, without limitation, the arbitration filing fees and reasonable attorneys fees and expert fees) incurred by the prevailing party.

        (v)  Appointment of Arbitrators. The arbitration is to be held before a panel of three (3) arbitrators, and the parties will use their best efforts to ensure that each of the arbitrators have at least ten (10) years of experience in the credit card industry (if such dispute relates to the credit card aspects of this Agreement) or in the applicable industry if the dispute is not specific to the credit card industry.  No later than fifteen (15) Business Days after the notice of arbitration is received, each party shall select an arbitrator and request the two selected arbitrators to select a third neutral arbitrator within five (5) Business Days, who shall serve as the presiding arbitrator.  Unless otherwise agreed to by the parties, the two arbitrators selected by the parties must have no direct or indirect financial interest in the dispute or any direct or indirect financial interest in or dependence upon either of the parties (other than his or her fees and expenses for serving on the panel), and the third, presiding arbitrator selected by the two party-selected arbitrators must qualify as a neutral arbitrator as defined in the Commercial Arbitration Rules and/or Code of Ethics of the AAA.  Before beginning the hearings, the three arbitrators must each take an oath of impartiality.

        (vi)  Enforcement;Authority of Arbitrators.  Judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction in either Ohio or Pennsylvania, however, the arbitrators have no authority to award punitive damages unless otherwise allowable pursuant to this Agreement or any other damages not measured by the prevailing party’s actual damages (unless liquidated damages are specified in this Agreement), and may not, in any event, make any ruling, finding or award that does not conform to the provisions of this Agreement.

          (q)           Dedicated Field Sales Specialists.  Bank shall initially provide a total of three (3) dedicated field sales specialists to create and manage Plan training programs for the CHRS Businesses.  Provided, however, that the total number of dedicated field sales specialists is subject to adjustment by Bank quarterly depending on the number of retail stores being operated by all of the CHRS Businesses in the prior quarter, based on a total of approximately one (1) dedicated field sales specialist for every seven hundred fifty (750) retail stores operated by the CHRS Subsidiaries.  Bank will provide notice to CHRS of any adjustments to the number of field sales specialists by Bank.

           7.           CHRS Guaranty of Agreements.

(a)           CHRS irrevocably and unconditionally guarantees (the "Guaranty") the payment when due, of all payment obligations, whether now existing or hereafter arising, of each and every CHRS Subsidiary, as well as the payment obligations of Spirit of America, Inc. ("SOAI"), Spirit of America National Bank ("SOANB"), Charming Shoppes Receivables Corp. ("CSRC", and together with the CHRS Subsidiaries, SOAI and SOANB, referred to herein as a " CHRS Party" or the "CHRS Parties") with respect to (i) that certain Purchase Agreement dated as of the same date herewith (the "Accounts Purchase Agreement") among SOANB, SOAI and Bank, (ii) that certain Milford Purchase Agreement dated as of the same date herewith (the "Milford Purchase Agreement") between SOAI and ADS Alliance Data Systems, Inc., ("ADSI"), (iii) the Plan Agreements, (iv) each "Ancillary Agreement" (as defined in the Accounts Purchase Agreement), and (v) each "Ancillary Agreement" (as defined in the Milford Purchase Agreement), (the Plan Agreements, the Accounts Purchase Agreement, the Milford Purchase Agreement, the "Ancillary Agreements" (as defined in the Accounts Purchase Agreement), and the "Ancillary Agreements" (as defined in the Milford Purchase Agreement) are referred to herein collectively as the "Subject Agreements") all as such obligations are described in the Subject Agreements (collectively, the "Guaranteed Obligations"), including without limitation any liquidated damages.

(b)           This Guaranty shall terminate and CHRS shall have no further rights, duties, obligations or responsibilities in or under this Guaranty with respect to the applicable Guaranteed Obligations upon the earliest to occur of: (i) the date on which all of the CHRS Parties’ Guaranteed Obligations to Bank and ADSI under all of the Subject Agreements have been satisfied; (ii) as to the Guaranteed Obligations applicable solely to each separate CHRS Party, upon the date on which such CHRS Party is sold, transferred, or conveyed to or merges or consolidates with or into another entity that is not an Affiliate or subsidiary of CHRS; or (iii) as to the Guaranteed Obligations applicable solely to each separate CHRS Party, upon the date on which all or substantially all of the assets of such CHRS Party are sold, transferred or conveyed to another entity that is not an Affiliate or subsidiary of CHRS; or (iv) as to the Guaranteed Obligations applicable to Bank or ADSI separately, upon the date on which Bank or ADSI is sold, transferred, or conveyed to or merges or consolidates with or into another entity that is not an Affiliate or subsidiary of Alliance Data Systems Corporation; or (v) as to the Guaranteed Obligations applicable to Bank or ADSI separately, upon the date on which all or substantially all of the assets of Bank or ADSI are sold, transferred or conveyed to another entity that is not an Affiliate or subsidiary of Alliance Data Systems Corporation.

(c)           CHRS further acknowledges and agrees that its obligations hereunder are direct, primary and independent of the duties, obligations, responsibilities and indemnification of the CHRS Parties and Bank or ADSI may bring a separate action against CHRS whether any such action is brought against CHRS or any CHRS Party or CHRS or any CHRS Party is joined in any such action. This Guaranty constitutes a guaranty of payment when due and not of collection, and CHRS specifically agrees that it shall not be necessary or required that Bank or ADSI exercise any right, assert any claim or demand or enforce any remedy whatsoever against CHRS or any CHRS Party or any other person or entity before or as a condition to the obligations of CHRS hereunder.

(d)           CHRS’ obligations under this Guaranty will remain in full force and effect and will not be affected in any way by: (i) any forbearance, indulgence, compromise, settlement or variation of terms, which may be extended to a CHRS Party by Bank or ADSI; (ii) any alteration of any Subject Agreement(s) by the parties, whether prior or subsequent to their execution; (iii) any renewal, extension, modification or amendment of any Subject Agreement(s), or (iv) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, CHRS, any surety or any guarantor.

(e)           CHRS’ obligations under this Guaranty will remain in full force and effect and will not be affected in any way by the release or discharge of any CHRS Party in any insolvency, receivership, bankruptcy or other proceedings by any federal or state regulatory authority having jurisdiction over such CHRS Party. CHRS hereby agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by Bank or ADSI, all as though such payment had not been made.

(f)           CHRS represents and warrants to Bank and ADSI that CHRS has the power and authority to execute, deliver and perform this Guaranty and that this Guaranty constitutes the valid and legally binding obligations of CHRS and is fully enforceable against CHRS in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

CHARMING SHOPPES, INC.

By: /S/ ERIC M. SPECTER

Name: Eric M. Specter

Title: Executive Vice President

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WORLD FINANCIAL NETWORK
NATIONAL BANK

By: /S/ DANIEL T. GROOMES
Daniel T. Groomes
President

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